Exhibit 10.15


                      Description of Severance Arrangement
                                      with
                             Thomas W. VanHimbergen


Thomas W. VanHimbergen, the Company's Senior Vice President and Chief Financial Officer, is entitled to severance benefits in the event his employment is terminated for reasons other than willful misconduct, gross negligence or unlawful actions towards the Company or towards others on behalf of the Company (i.e., other than for cause). Under this arrangement, in the event of such a termination, Mr. VanHimbergen will receive a severance package of one year's base salary plus a second year of income continuation. As a part of this income continuation, the Company would continue to make payments to Mr. VanHimbergen in an amount equal to the difference between his base salary and any lesser salary received by Mr. VanHimbergen from a subsequent employer. Mr. VanHimbergen is also entitled to the continuation of his medical, dental, vision and life insurance coverage at employee rates for one year following his termination. In the event Mr. VanHimbergen's employment is terminated following certain business combinations or changes of control involving the Company, the terms of the Executive Retention Agreement between Mr. VanHimbergen and the Company that is described in the Company's Proxy Statement for its 1998 regular meeting of shareholders under the heading "Employment Contracts and Termination of Employment and Change-in-Control Arrangements--Executive Retention Agreements" would govern Mr. VanHimbergen's severance entitlements in lieu of the foregoing.